Exhibit 99.7

Investor Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5748

Media Contact:

Lauren Stein

Financial Dynamics

212-850-5650

iPCS ANNOUNCES CLOSING OF MERGER WITH HORIZON PCS

Merger Creates Second Largest Sprint Affiliate in Terms of Covered POPs

SCHAUMBURG, Ill. - July 1, 2005 - iPCS, Inc. (OTCBB: IPCX), a PCS Affiliate of Sprint, today announced that it has completed its merger with Horizon PCS, Inc., another PCS Affiliate of Sprint headquartered in Chillicothe, Ohio. The combined company will be called iPCS, Inc. (the “Company”). On June 30, 2005, the shareholders of each of iPCS and Horizon PCS adopted the definitive merger agreement.  The merger, originally announced March 17, 2005, creates the second largest PCS Affiliate of Sprint in terms of covered POPs. The Company aims to leverage the benefits of the merger to increase its level of market penetration.

“This is a tremendous opportunity for both iPCS and Horizon PCS, as we continue to focus on realizing the potential of our combined territory to achieve increased levels of customer penetration consistent with our peer group,” commented Timothy M. Yager, iPCS’s president and chief executive officer. “Our solid balance sheet and substantial cash position give us the resources necessary to execute our existing growth strategies, and thus we expect to achieve above average growth in the future.”

The board of directors of iPCS consists of seven directors, including Timothy Yager, who continues as president and chief executive officer of the Company, and Robert Katz, formerly the lead director of Horizon PCS, who is the new chairman of the Company’s board of directors. Alan Morse, formerly the chief operating officer of Horizon PCS, is now the chief operating officer of iPCS and Steb Chandor continues as the Company’s executive vice president and chief financial officer. The Company, with over 450 employees, is headquartered in Schaumburg, Illinois.

About iPCS, Inc.

iPCS is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications, network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne

(IN), Tri-Cities (TN), Quad Cities (IA/IL), Scranton (PA) and Saginaw-Bay City (MI). As of March 31, 2005, and giving effect to the completion of the merger, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.2 million residents, and had approximately 443,100 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

About Sprint Corporation

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multi-product bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

Forward Looking Statements and Other Information

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (1) statements about the benefits of the merger between iPCS, Inc. (“iPCS”) and Horizon PCS, Inc. (“Horizon PCS”), including future financial and operating results; (2) statements with respect to the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the businesses of iPCS and Horizon PCS may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected combination benefits from the iPCS/Horizon PCS merger may not be fully realized or realized within the expected time frame; (3) disruption from merger integration making it more difficult to maintain relationships with Sprint, subscribers, employees, dealers or suppliers; (4) the Company’s dependence on its affiliation with Sprint; (5) shifts in populations or network focus; (6) changes or advances in technology or difficulties in implementing the Company’s Nortel equipment swaps; (7) changes in Sprint’s national service plans or fee structure with the Company; (8) change in population; (9) difficulties in network construction; (10) increased competition in the Company’s markets; (11) adverse changes in financial position, condition or results of operations;  (12) the inability to open the number of new stores and to expand the co-dealer network as planned; and (13) changes in Sprint’s affiliation strategy as a result of the proposed Sprint/Nextel merger or any other merger involving Sprint.  Additional factors that could cause the Company’s results to differ materially from those described in any forward-looking statements can be found in the joint proxy statement/prospectus regarding the merger with Horizon PCS dated May 13, 2005,  the 2004 Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q of iPCS for the quarter ended March 31, 2005 and in the 2004 Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q of Horizon PCS for the quarter ended March 31, 2005, in each case, as filed with the Securities and Exchange Commission (the “Commission”) and available at the Commission’s internet site (http://www.sec.gov). The forward-looking statements in this document speak only as of the date of the document, and iPCS assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.